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                                                                    EXHIBIT 2.16

                               AMENDMENT AGREEMENT

         This Amendment Agreement is entered into the 30th day of April 1999 between:

         (1)      M-R Group plc ("M-R"); and

         (2)      Lason, Inc. ("Lason").

         WHEREAS:

         (A) M-R and Lason entered into a transaction agreement on 25 March, 1999 (the "Transaction Agreement").

         (B) The parties have agreed to amend the Transaction Agreement as set forth below.

         IT IS AGREED:

         1. Capitalised terms used but not otherwise defined in this Amendment Agreement shall have the meanings given to them in the Transaction Agreement.

         2. Each of the parties hereto agrees that with effect from the date hereof the Transaction Agreement shall be amended as follows:

                  (a) Clause 8.1 of the Transaction Agreement shall be amended by the insertion of the following sub-paragraph as Clause 8.1(d):

                           "by written notice given by M-R to Lason if on the date of the hearing of the originating summons (which, for the avoidance of doubt, is currently scheduled for 13 May, 1999) the Directors of M-R conclude in their reasonable opinion, after having consulted with M-R's financial advisers, that they cannot recommend the Acquisition to M-R's shareholders."

                  (b) Clause 8.2(b) of the Transaction Agreement shall be deleted in its entirety; and

                  (c) Clause 2(c) shall be renumbered as Clause 8.2(b) and shall be amended by the insertion of the following words after the words "Clause 8.1(b)(i) or (iii) above":

                           "or Clause 8.1(d) above"

                  (d) Schedule 2 to the Transaction Agreement shall be replaced in its entirety by the attached Schedule.

         3. Except as expressly amended hereby, the Transaction Agreement shall remain in full force and effect in accordance with its terms.

         4. This Agreement shall be governed by and construed in accordance with English law.


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         IN WITNESS WHEREOF, Lason and M-R have caused this Amendment Agreement to be duly executed as of the day and year first above written.

         LASON                                   M-R

         By:      /S/ Gary L. Monroe             By:      /S/ Colin Haylock
            ----------------------------             -------------------------
         Name:    Gary L. Monroe                 Name:    Colin Haylock
         Title:   Chairman and                   Title:   Executive Chairman
         Chief Executive Officer